EXHIBIT 11

                      AFFINITY TECHNOLOGY GROUP, INC.

                COMPUTATION OF NET (LOSS) INCOME PER SHARE



                                                            Three months
                                                                ended
                                                              March 31,
                                                              --------
                                                          1996           1995
                                                          ----           ----

Historical weighted average shares outstanding (1)..   16,695,318     14,636,780

Preferred stock, Series A and B, assumed converted
  to Common Stock at consummation of the planned
  initial public offering (1) (2) .................     5,625,950      5,625.950

Common stock equivalents for options and warrants
  outstanding (1) (2) (3) .........................     8,101,703      8,896,697
                                                       ----------     ----------
        Shares used in computing net (loss) income
          per share.................................   30,422,971     29,159,427

                                                       ==========     ==========

Net (loss) income................................... $   (218,182)  $    144,525
                                                       ==========     ==========

Net (loss) income per share......................... $     (0.007)  $      0.005
                                                       ==========     ==========

(1) All common, preferred stock, options and warrants have been adjusted for the 106-for-1 common stock split effected prior to consummation of the initial public offering.
(2) Issuance of common stock options, warrants, convertible preferred stock and other potentially dilutive securities, at prices below the public offering price during the twelve month period preceding the offering, have been included as common stock equivalents as if they had been issued as common stock at the Company's inception in accordance with Staff Accounting Bulletin No. 83 of the Securities and Exchange Commission.
(3) The repurchase price for all periods used in computing the proceeds received under the treasury stock approach is the initial public offering price.